Exhibit 99.2

February 27, 2024

Fellow Shareholders:

We took numerous actions to simplify our business in 2023 that directly improved profitability and we project will enable us to grow AEBITDA in 2024. We exited businesses that no longer fit with our strategy, reduced complexity as well as headcount, and strategically invested in our core marketplace, infrastructure and consumer experience. All three of our reportable segments have operated through historic disruption following rapid increases in interest rates and the pace of inflation. Our business model has proven durable to these challanges as we generated $78.5M of AEBITDA and $55.0M of free cash flow for the year.

During the fourth quarter we experienced the beginning of what appears may be a prolonged upturn in marketing spend from our insurance carrier partners. The consumer auto and home insurance markets have gone through an unprecedented hard market cycle that began over two years ago, driven by the inflationary impacts to loss costs due to the economic reopening following COVID lockdowns.

Successive rounds of regulatory rate increase requests from insurance carriers have driven record volumes of consumers to us to shop for less expensive coverage. Following these price increases, and with many key drivers of loss cost inflation having rolled-over in the second half of last year, we are now seeing carrier appetite for new customers return at a strong pace. We are optimistic this trend will continue for some time, and that improvements our team have made will allow us to continue taking market share from our competitors.

Our financial strength also continues to improve. We took the opportunity during Q4 to repurchase $100M of our 2025 convertible notes at a discount. We ended the year with $112M of cash on our balance sheet, and continue to view the discounted repurchase of these notes as an attractive use of excess cash and future free cash flow.

Looking forward into 2024 we are energized by a return to growth. We plan to capitalize on our leading positions across the mortgage, consumer and insurance marketplaces as we execute on numerous priorities to make our team more efficient and our consumer experience a better one. We will maintain the expense discipline we have fortified throughout the difficult post-COVID operating environment, and we will seek to continue building on the strength of our balance sheet.

A summary of our fourth quarter results and future outlook follow below.

Q4.2023	1

Summary Consolidated Financials
(millions, except per share amounts)	2023				2022	Y/Y
	Q4	Q3	Q2	Q1	Q4	% Change

Total revenue	$134.4	$155.2	$182.5	$200.5	$202.1	(33)%

Income (loss) before income taxes	$13.1	$(152.0)	$0.1	$13.9	$(11.3)	216%
Income tax (expense) benefit	$(0.4)	$3.5	$(0.2)	$(0.4)	$0.9	(144)%
Net income (loss)	$12.7	$(148.5)	$(0.1)	$13.5	$(10.4)	222%
Net income (loss) % of revenue	9%	(96)%	—%	7%	(5)%

Income (loss) per share
Basic	$0.98	$(11.43)	$(0.01)	$1.05	$(0.81)
Diluted	$0.98	$(11.43)	$(0.01)	$1.04	$(0.81)

Variable marketing margin
Total revenue	$134.4	$155.2	$182.5	$200.5	$202.1	(33)%
Variable marketing expense (1) (2)	$(73.8)	$(87.5)	$(106.0)	$(124.4)	$(124.0)	(40)%
Variable marketing margin (2)	$60.6	$67.7	$76.5	$76.1	$78.1	(22)%
Variable marketing margin % of revenue (2)	45%	44%	42%	38%	39%

Adjusted EBITDA (2)	$15.5	$21.8	$26.7	$14.5	$16.7	(7)%
Adjusted EBITDA % of revenue (2)	12%	14%	15%	7%	8%

Adjusted net income(2)	$3.6	$7.9	$14.7	$3.2	$4.9	(27)%

Adjusted net income per share (2)	$0.28	$0.61	$1.14	$0.25	$0.38	(26)%

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Excludes overhead, fixed costs and personnel-related expenses.
(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Q4.2023	2

Q4 2023 Consolidated Results

Consolidated revenue of $134.4 million declined 33% over prior year, led by a 43% decline in Consumer segment revenue from the prior year period due to reduced partner demand and lower close rates for customers.

On a GAAP basis, net income from continuing operations was $12.7 million, or $0.98 per diluted share, inclusive of a $17.7M gain from the discounted repurchase of our July 2025 convertible notes during the quarter. This compares to a net loss from continuing operations of $10.4 million, or $(0.81) per diluted share in the prior-year period.

Variable Marketing Margin of $60.6 million, representing a 45% margin, was 22% below the prior year as higher segment level profitability in Insurance and Consumer helped offset a portion of the decline in consolidated revenue.

Adjusted EBITDA was $15.5 million.

Adjusted net income of $3.6 million translates to $0.28 per share.

Q4.2023	3

Segment Results

(millions)	2023				2022	Y/Y
	Q4	Q3	Q2	Q1	Q4	% Change
Home (1)
Revenue	$25.1	$33.4	$41.6	$43.7	$48.6	(48)%
Segment profit	$8.1	$11.3	$13.3	$15.1	$16.3	(50)%
Segment profit % of revenue	32%	34%	32%	35%	34%

Consumer (2)
Revenue	$49.5	$67.3	$82.5	$79.7	$86.2	(43)%
Segment profit	$28.9	$34.4	$40.7	$34.9	$41.7	(31)%
Segment profit % of revenue	58%	51%	49%	44%	48%

Insurance (3)
Revenue	$59.6	$54.5	$58.4	$77.1	$67.0	(11)%
Segment profit	$25.2	$23.4	$24.8	$30.2	$25.6	(2)%
Segment profit % of revenue	42%	43%	42%	39%	38%

Other Category (4)
Revenue	$0.1	$—	$—	$—	$0.2	(50)%
(Loss) profit	$(0.1)	$—	$(0.3)	$(0.2)	$(0.1)	—%

Total
Revenue	$134.4	$155.2	$182.5	$200.5	$202.1	(33)%
Segment profit	$62.2	$69.1	$78.5	$80.0	$83.4	(25)%
Segment profit % of revenue	46%	45%	43%	40%	41%

Brand marketing expense (5)	$(1.6)	$(1.4)	$(2.0)	$(3.9)	$(5.3)	(70)%

Variable marketing margin	$60.6	$67.7	$76.5	$76.1	$78.1	(22)%
Variable marketing margin % of revenue	45%	44%	42%	38%	39%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, and home equity loans. We ceased offering reverse mortgage loans in Q4 2022.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, student loans, auto loans, deposit accounts, and debt settlement. We ceased offering credit repair in Q2 2023 with the closure of Ovation.
(3)	The Insurance segment consists of insurance quote products and sales of insurance policies.
(4)	The Other category primarily includes marketing revenue and related expenses not allocated to a specific segment.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Q4.2023	4

Home

Home segment revenue of $25.1 million declined 48% in Q4 over prior year. Within Home, our core mortgage business generated revenue of $9.2 million, down 59% YoY. Purchase transactions were negatively impacted by low for sale inventory and current homeowners resisting a move in favor or retaining a significantly lower rate on their existing loan. Revenue from our home equity loan product decreased 37% from the prior year period, as higher short-term interest rates broadly pressured demand from homeowners. However, it has seen a strong sequential improvement so far in Q1 driven by customer volumes and increased partner interest. We believe traction within home equity is indicative of latent demand that can be driven by modestly lower interest rates across the Home segment.

The Mortgage Bankers Association expects overall mortgage originations to increase in 2024, although Q1 is expected to remain weak and below 4Q23 levels. The forecast calls for total loan originations of $2.0 trillion, which would represent 22% growth over 2023, with purchase loans accounting for 77% of total volume.

In 2023 we launched our mortgage innovation lab in partnership with several of our lenders. The collaboration creates and tests new consumer experiences. The goal is to identify and solve real lender and consumer challenges to improve conversion rates. Over time, higher conversion rates help drive improved efficiency for our customers and partners, which will allow us to reinvest increased revenue and VMD into Home segment marketing.

Consumer

Our Consumer segment revenue declined 43% YoY. Segment profit declined a lesser 31% as segment margin improved to 58%. In what is typically a seasonally weak quarter our lender partners broadly maintained a cautious stance to expanding loan originations. However, our model is able to help offset some of the decline in lender demand by reducing our marketing spend across our highest cost channels, driving stronger margins as a result. More recently we have experienced stabilization in partner demand, and conversations indicate lenders are broadly more optimistic for the year ahead.

Personal loan revenue of $21.9 million declined 24% YoY. Partners broadly maintained tighter underwriting criteria during the quarter, but conversations indicate they are optimistic for increased loan originations and wider credit appetite as we progress through 2024.

Credit card revenue continued to contract with revenue of $8.1 million down 57% YoY. We have begun onboarding additional credit card issuers onto TreeQual, the prequalification/preapproval platform for our customers to more easily shop offers available to them. TreeQual sits at the core of our strategy to drive improved credit card application conversion rates, which in turn will allow us to reinvest additional marketing dollars to gain back share in this large and important consumer marketplace.

Small business revenue declined 35% in Q4 vs. the prior year period. Our highest quality customers continue to receive multiple loan offers from our partners, while lower credit quality and smaller revenue business owners receive few if any offers. We are serving partner demand for higher quality and larger revenue/loan amount effectively, as seen through a consistent increase in match rate for those customers.

Q4.2023	5

Insurance

The Insurance segment revenue declined 11% YoY, although segment profit declined a lesser 2% YoY as we successfully matched higher levels of organic customer search volumes against lower overall carrier demand for new policies. Consumer demand across all insurance products remained high, growing over 10% compared to the year ago period. Rapid increases we are seeing in partner budgets indicate we are likely to see YoY growth in Q1 for both revenue and VMD in this segment despite the difficult comparison against 1Q23.

Property and casualty insurance experienced the beginning of a recovery as Q4 progressed, with a number of key carriers unexpectedly adding budget over the holiday season and continuing to refine their product offering to target and write more profitable policies through LendingTree's platforms. Based on conversations with our carrier partners and year-to-date performance, we expect segment revenue in Q1 to be similar to the year-ago period.

We have also been gaining traction with local insurance agents through targeted growth initiatives. Our total customer volume referred to local agents during Q4 increased 31% YoY , with a healthy bump in average leads purchased per agent as well as an increase in new agents on our platform from a year ago.

Health and Life insurance continued its strong growth trend, with revenue up 20% YoY in Q4. We have made great strides capturing a growing share of carrier budgets in these categories, and we are optimistic they will help drive incremental revenue growth in 2024 for the segment.

Spring (previously MyLendingTree)

During the fourth quarter we released the rebranded and newly platformed website version of Spring for our members. This month we launched the newly designed version of the Spring app for mobile. Our product roadmap includes new feature releases in coming quarters to drive an increase in member engagement and continue growing new member sign-ups.

Balance Sheet & Capital Management

We strategically improved our financial position in Q4 with the repurchase of $100M of our July 2025 convertible notes for $81.2M. We ended 2023 with $112 million of cash on hand, which remains well in excess of our working capital needs. Looking forward, the discounted retirement of these notes is an ongoing attractive use for our cash. We remain committed to addressing the refinancing of the remaining $284M of 2025 notes in the most efficient manner possible for shareholders.

Financial Outlook*

Today we are issuing our outlook for the first-quarter and full-year 2024.

For first-quarter 2024:
▪Revenue: $158 - $168 million
▪Variable Marketing Margin: $66 - $72 million
▪Adjusted EBITDA: $17 - $21 million

Q4.2023	6

For full-year 2024:
▪Revenue is anticipated to be in the range of $650 - $690 million, representing a decline of 3% to an increase of 3% compared to 2023.
▪Variable Marketing Margin is expected to be in the range of $280 - $300 million, which is flat to an increase of 7% versus 2023.
▪Adjusted EBITDA is anticipated to be in the range of $85 - $95 million, an increase of 8% to 21% from 2023. This outlook implies positive year-over-year operating leverage driven by our commitment to holding fixed costs near current levels.

Our full-year 2024 outlook assumes Home segment revenue remains depressed, with higher interest rates continuing to impact origination volumes. Our Consumer segment is expected to decline as well, as we expect lender appetite for new customers will not strengthen until the second half of 2024. We anticipate strong revenue growth in our Insurance segment driven by the uptick in carrier demand for new policy growth. In aggregate, we expect Variable Marketing Margin as a percent of revenue to remain in the range of 40-45%. Finally, our fixed costs are expected to remain relatively flat as compared to 2023.

*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters and tax considerations. Expenses associated with legal matters and tax considerations have in the past, and may in the future, significantly affect GAAP results in a particular period.

Conclusion

Our business was tested since the onset of COVID. We have responded by simplifying the company, reducing our expense base and improving our ability to innovate. At the same time we have patiently used excess cash to reduce our outstanding debt to ensure we maintain a strong and stable capital structure. We are excited about the prospect of an improving operating environment, most notably for our Insurance segment, and the opportunity to again drive AEBITDA growth after a difficult post-COVID period for our end markets.

Thank you for your continued support.

Sincerely,

Doug Lebda, Chairman & CEO

Trent Ziegler, CFO

Investor Relations: investors@lendingtree.com	Media Relations: press@lendingtree.com

Q4.2023	7

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(in thousands, except per share amounts)
Revenue	$134,353	$202,055	$672,502	$984,992
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	8,126	13,529	38,758	57,769
Selling and marketing expense (1)	83,168	136,669	433,588	702,238
General and administrative expense (1)	25,477	36,575	117,700	152,383
Product development (1)	11,101	13,140	47,197	55,553
Depreciation	4,831	5,071	19,070	20,095
Amortization of intangibles	1,682	3,732	7,694	25,306
Goodwill impairment	—	—	38,600	—
Restructuring and severance	151	668	10,118	4,428
Litigation settlements and contingencies	38	23	388	(18)
Total costs and expenses	134,574	209,407	713,113	1,017,754
Operating loss	(221)	(7,352)	(40,611)	(32,762)
Other (expense) income, net:
Interest income (expense), net	10,693	(6,024)	21,685	(26,014)
Other income (expense)	2,644	2,037	(105,993)	3,843
Income (loss) before income taxes	13,116	(11,339)	(124,919)	(54,933)
Income tax (expense) benefit	(397)	935	2,515	(133,019)
Net income (loss) and comprehensive income (loss)	$12,719	$(10,404)	$(122,404)	$(187,952)

Weighted average shares outstanding:
Basic	13,008	12,791	12,941	12,793
Diluted	13,020	12,791	12,941	12,793
Net income (loss) per share:
Basic	$0.98	$(0.81)	$(9.46)	$(14.69)
Diluted	$0.98	$(0.81)	$(9.46)	$(14.69)

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$85	$356	$396	$1,608
Selling and marketing expense	1,060	1,760	5,267	8,282
General and administrative expense	5,459	7,548	25,180	40,233
Product development	1,573	1,970	6,333	8,418
Restructuring and severance	178	—	2,506	1,083

Q4.2023	8

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2023	December 31, 2022
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$112,051	$298,845
Restricted cash and cash equivalents	5	124
Accounts receivable, net	54,954	83,060
Prepaid and other current assets	29,472	26,250
Assets held for sale	—	5,689
Total current assets	196,482	413,968
Property and equipment, net	50,481	59,160
Operating lease right-of-use assets	57,222	67,050
Goodwill	381,539	420,139
Intangible assets, net	50,620	58,315
Equity investment	60,076	174,580
Other non-current assets	6,339	6,101
Total assets	$802,759	$1,199,313

LIABILITIES:
Current portion of long-term debt	$3,125	$2,500
Accounts payable, trade	1,960	2,030
Accrued expenses and other current liabilities	70,544	75,095
Liabilities held for sale	—	2,909
Total current liabilities	75,629	82,534
Long-term debt	525,617	813,516
Operating lease liabilities	75,023	88,232
Deferred income tax liabilities	2,091	6,783
Other non-current liabilities	267	308
Total liabilities	678,627	991,373

SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $.01 par value; 50,000,000 shares authorized; 16,396,911 and 16,167,184 shares issued, respectively, and 13,041,445 and 12,811,718 shares outstanding, respectively	164	162
Additional paid-in capital	1,227,849	1,189,255
Accumulated deficit	(837,703)	(715,299)
Treasury stock; 3,355,466 and 3,355,466 shares, respectively	(266,178)	(266,178)
Total shareholders' equity	124,132	207,940
Total liabilities and shareholders' equity	$802,759	$1,199,313

Q4.2023	9

LENDINGTREE, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
	2023	2022	2021
	(in thousands)
Cash flows from operating activities attributable to continuing operations:
Net (loss) income and comprehensive (loss) income	$(122,404)	$(187,952)	$69,115
Less: Loss from discontinued operations, net of tax	—	—	4,023
(Loss) income from continuing operations	(122,404)	(187,952)	73,138
Adjustments to reconcile income from continuing operations to net cash provided by operating activities attributable to continuing operations:
Loss on impairments and disposal of assets	5,437	6,590	3,465
Amortization of intangibles	7,694	25,306	42,738
Depreciation	19,070	20,095	17,910
Non-cash compensation expense	39,682	59,624	68,555
Deferred income taxes	(4,692)	132,666	10,908
Change in fair value of contingent consideration	—	—	(8,249)
Loss (gain) on investments	114,504	—	(123,272)
Loss on impairment of goodwill	38,600	—	—
Bad debt expense	1,752	4,101	2,472
Amortization of debt issuance costs	3,137	6,432	5,992
Write-off of previously-capitalized debt issuance costs	—	—	1,066
Amortization of debt discount	—	1,475	30,695
Gain on settlement of convertible debt	(48,562)	—	—
Reduction in carrying amount of ROU asset, offset by change in operating lease liabilities	(4,404)	(1,547)	12,807
Changes in current assets and liabilities:
Accounts receivable	27,706	9,143	(10,289)
Prepaid and other current assets	(2,977)	(4,313)	(4,902)
Accounts payable, accrued expenses and other current liabilities	(5,541)	(28,418)	(1,537)
Income taxes receivable	(140)	214	10,680
Other, net	(1,291)	(449)	(921)
Net cash provided by operating activities attributable to continuing operations	67,571	42,967	131,256
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(12,528)	(11,443)	(35,065)
Purchase of equity investment	—	(16,440)	(1,180)
Proceeds from the sale of equity investment	—	—	46,312
Other investing activities	50	7	—
Net cash (used in) provided by investing activities attributable to continuing operations	(12,478)	(27,876)	10,067
Cash flows from financing activities attributable to continuing operations:
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(1,088)	(3,411)	(14,423)
Purchase of treasury stock	—	(43,009)	(40,008)
Proceeds from term loan	—	250,000	—
Repayment of term loan	(1,875)	(1,250)	—
Repurchases of 0.50% Convertible Senior Notes	(237,464)	—	—
Repayment of 0.625% Convertible Senior Notes	—	(169,659)	—
Payment of debt issuance costs	(1,580)	(135)	(6,385)
Payment of original issue discount on term loan	—	—	(2,500)
Other financing activities	1	—	(31)
Net cash (used in) provided by financing activities attributable to continuing operations	(242,006)	32,536	(63,347)
Total cash (used in) provided by continuing operations	(186,913)	47,627	77,976
Discontinued operations:
Net cash provided by operating activities attributable to discontinued operations	—	—	3,317
Total cash provided by discontinued operations	—	—	3,317
Net (decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(186,913)	47,627	81,293
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period	298,969	251,342	170,049
Cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$112,056	$298,969	$251,342

Q4.2023	10

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense, the most directly comparable GAAP measure, to variable marketing expense. See "Lending Tree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(in thousands)
Selling and marketing expense	$83,168	$97,244	$116,065	$137,111	$136,669
Non-variable selling and marketing expense (1)	(9,407)	(9,805)	(10,107)	(12,712)	(12,717)
Variable marketing expense	$73,761	$87,439	$105,958	$124,399	$123,952

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q4.2023	11

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to variable marketing margin and net income (loss) % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(in thousands, except percentages)
Net income (loss)	$12,719	$(148,465)	$(115)	$13,457	$(10,404)
Net income (loss) % of revenue	9%	(96)%	—%	7%	(5)%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	8,126	7,570	9,302	13,760	13,529
Non-variable selling and marketing expense (1)	9,407	9,805	10,107	12,712	12,717
General and administrative expense	25,477	26,380	29,160	36,683	36,575
Product development	11,101	10,840	10,601	14,655	13,140
Depreciation	4,831	4,760	4,684	4,795	5,071
Amortization of intangibles	1,682	1,981	1,982	2,049	3,732
Goodwill impairment	—	38,600	—	—	—
Restructuring and severance	151	1,955	3,558	4,454	668
Litigation settlements and contingencies	38	(150)	488	12	23
Interest (income) expense, net	(10,693)	7,097	6,940	(25,029)	6,024
Other (income) expense	(2,644)	110,910	(439)	(1,834)	(2,037)
Income tax expense (benefit)	397	(3,534)	227	395	(935)
Variable marketing margin	$60,592	$67,749	$76,495	$76,109	$78,103
Variable marketing margin % of revenue	45%	44%	42%	38%	39%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q4.2023	12

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted EBITDA and net income (loss) % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(in thousands, except percentages)
Net income (loss)	$12,719	$(148,465)	$(115)	$13,457	$(10,404)
Net income (loss) % of revenue	9%	(96)%	—%	7%	(5)%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	1,682	1,981	1,982	2,049	3,732
Depreciation	4,831	4,760	4,684	4,795	5,071
Restructuring and severance	151	1,955	3,558	4,454	668
Loss on impairments and disposal of assets	182	88	140	5,027	2,329
Loss on impairment of investments	—	113,064	1,440	—	—
Goodwill impairment	—	38,600	—	—	—
Non-cash compensation	8,177	8,592	9,204	11,203	11,634
Contribution to LendingTree Foundation	—	—	—	—	500
Acquisition expense	—	—	4	(9)	106
Litigation settlements and contingencies	38	(150)	488	12	23
Interest (income) expense, net	(10,693)	7,097	6,940	(25,029)	6,024
Dividend income	(2,021)	(2,154)	(1,879)	(1,834)	(2,037)
Income tax expense (benefit)	397	(3,534)	227	395	(935)
Adjusted EBITDA	$15,463	$21,834	$26,673	$14,520	$16,711
Adjusted EBITDA % of revenue	12%	14%	15%	7%	8%

Q4.2023	13

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income and net income (loss) per diluted share to adjusted net income per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(in thousands, except per share amounts)
Net income (loss)	$12,719	$(148,465)	$(115)	$13,457	$(10,404)
Adjustments to reconcile to adjusted net income:
Restructuring and severance	151	1,955	3,558	4,454	668
Goodwill impairment	—	38,600	—	—	—
Loss on impairments and disposal of assets	182	88	140	5,027	2,329
Loss on impairment of investments	—	113,064	1,440	—	—
Non-cash compensation	8,177	8,592	9,204	11,203	11,634
Contribution to LendingTree Foundation	—	—	—	—	500
Acquisition expense	—	—	4	(9)	106
Litigation settlements and contingencies	38	(150)	488	12	23
Gain on extinguishment of debt	(17,665)	—	—	(30,897)	—
Income tax benefit from adjusted items	—	(5,764)	—	—	—
Adjusted net income	$3,602	$7,920	$14,719	$3,247	$4,856

Net income (loss) per diluted share	$0.98	$(11.43)	$(0.01)	$1.04	$(0.81)
Adjustments to reconcile net income (loss) to adjusted net income	(0.70)	12.04	1.15	(0.79)	1.19
Adjustments to reconcile effect of dilutive securities	—	—	—	—	—
Adjusted net income per share	$0.28	$0.61	$1.14	$0.25	$0.38

Adjusted weighted average diluted shares outstanding	13,020	12,999	12,928	12,935	12,793
Effect of dilutive securities	—	6	13	—	2
Weighted average diluted shares outstanding	13,020	12,993	12,915	12,935	12,791
Effect of dilutive securities	12	—	—	89	—
Weighted average basic shares outstanding	13,008	12,993	12,915	12,846	12,791

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LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING
LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•Variable marketing expense
•Variable marketing margin
•Variable marketing margin % of revenue
•Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")
•Adjusted EBITDA % of revenue
•Adjusted net income
•Adjusted net income per share

Variable marketing expense, variable marketing margin and variable marketing margin % of revenue are related measures of the effectiveness of the Company's marketing efforts. Variable marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing, and related expenses, and excludes overhead, fixed costs, and personnel-related expenses. Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing expense. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

Adjusted net income and adjusted net income per share supplement GAAP net income and GAAP net income per diluted share by enabling investors to make period to period comparisons of those components of the most directly comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, gain/loss on investments, restructuring and severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, gain/loss on extinguishment of debt, contributions to the LendingTree Foundation, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments, any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and income tax (benefit) expense from a full valuation allowance. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income and GAAP net income per diluted share.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

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Definition of LendingTree's Non-GAAP Measures
Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income.

EBITDA is defined as net income excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) contributions to the LendingTree Foundation, (9) dividend income, and (10) one-time items.

Adjusted net income is defined as net income (loss) excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) gain/loss on extinguishment of debt, (9) contributions to the LendingTree Foundation, (10) one-time items, (11) the effects to income taxes of the aforementioned adjustments, (12) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and (13) income tax (benefit) from a full valuation allowance.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share if their inclusion would be dilutive.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items

Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items.

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Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates and inflation; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network partners, including dependence on certain key network partners; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; effects of changing laws, rules or regulations on our business model; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network partners or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2022, in our Quarterly Report on Form 10-Q for the period ended September 30, 2023, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

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